EXHIBIT 4.4

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

     This First Amendment (the "First Amendment") to the Rights Agreement dated as of November 27, 1995, between CryoLife, Inc., a Florida corporation (the "Company"), and Chemical Mellon Shareholder Services, LLC, amends that certain Rights Agreement (the "Amended and Restated Rights Agreement") dated as of November 27, 1995.

     WHEREAS, on May 15, 1997, the Board of Directors approved the appointment of American Stock Transfer & Trust Company (the "Rights Agent") to serve as successor rights agent to Chemical Mellon Shareholder Services, LLC, and;

     WHEREAS, pursuant to Section 27, the Company has decided to amend the provisions of the Rights Agreement regarding the qualifications of successor rights agents;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. AMENDMENTS TO RIGHTS AGREEMENT.

     The Rights Agreement is hereby amended as follows:

     A. Section 21 of the Rights Agreement is hereby amended in its entirely to read as follows:

     Section 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) (who shall, with such notice, submit his Right Certificate or, prior to the Distribution Date, the certificate representing his Common Shares, for inspection by the Company), then the registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares) may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York, Pennsylvania or Florida (or of any other State of the United States) so long as

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such  corporation  is authorized to do business as a banking  institution in the
State of New York, Pennsylvania or Florida, in good standing, having an office in the State of New York, Pennsylvania or Florida, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million; provided, that the principal transfer agent for the Common Shares shall in any event be qualified to be the Rights Agent. After appointment, the successor rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such
appointment   the  Company  shall  file  notice  thereof  in  writing  with  the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares). Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality of validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

     Section 2. EFFECTIVENESS.

     This First Amendment will become effective as of June 1, 1997.

     Section 3. MISCELLANEOUS.

     A.   FULL FORCE AND EFFECT.

          Except as expressly provided in this First Amendment, the Rights Agreement will remain unchanged and in full force and effect.

     B.   COUNTERPARTS.

          This First Amendment may be executed in any number of counterparts, all of which taken together will constitute One and the same instrument, and any of the parties hereto may execute this First Amendment by signing any such counterpart.

     C.   FLORIDA LAWS.

          It is the intention of the parties that the laws of Florida will govern the validity of this First Amendment, the construction of its terms, and the interpretation of the rights and duties of the parties.



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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed and attested, all as of the day and year first above written.


ATTEST:                               CRYOLIFE, INC.


By:    /s/ Ronald D. McCall           By:   /s/ Steven G. Anderson
       --------------------------           -----------------------------------
       RONALD D. McCALL                     STEVEN G. ANDERSON
Title: Secretary & Director                 Its President, Chairman and Chief
                                            Executive Officer


ATTEST:                               AMERICAN STOCK TRANSFER &
                                      TRUST COMPANY

By:    /s/ Susan Silber                By: /s/ Herbert J. Lemmer
       --------------------------          ------------------------------------
       SUSAN SILBER                        HERBERT J. LEMMER
                                           Its Vice President
Title: Assistant Secretary
                                       Printed Name:  Herbert J. Lemmer
                                                      -------------------------
                                                      Vice President